Exhibit 10.3

THE SECURITIES REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS SUCH SALE, TRANSFER OR ASSIGNMENT IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT 'UNDER THE SECURITIES ACT, OR SATISFIES THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR IS EFFECTED PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM SUCH REGISTRATION.

ODYSSEY GROUP INTERNATIONAL, INC.

SECURED PARTICIPATING PROMISSORY NOTE

$230,000	April 1, 2014

Odyssey Group International, Inc., a Nevada corporation (the "Company"), for value received, promises to pay to the order of Vivakor, Inc. ("Holder"), the principal sum of Two Hundred Thirty Thousand Dollars ($230,000) plus simple interest thereon from the date of this Note until fully-paid at the rate of twelve and one half percent (12.5%) per annum or such lesser rate of interest as may be required by applicable laws regulating the legal rate of interest.

1.                Maturity. This Note shall mature automatically and the entire outstanding principal amount, together with all interest accrued under this Note, shall become due and payable on the date that is one (1) year from the date of issuance ("Maturity Date"), unless this Note, before such date, is converted into shares of capital stock of the Company pursuant to Section 7 hereof.

2.                Payment of Principal, Interest and Royalties. Interest payments will be accrued and may be paid quarterly in arrears on the date that is 30 days after the end of each calendar quarter or, in the Company's sole discretion, accrued and added to the principal amount of this Note on such date. Payments of principal and any accrued but unpaid interest are to be made on or before the Maturity Date. All payments are to be made at the address of Holder set forth on the signature page of this Note or at such other place in the United States as Holder designates to the Company in writing. Interest under this Note shall be computed on the basis of a 360-day year and 30 day month.

3.               Royalty Participation.

(a)             The Company shall pay to the Holder a royalty (the "Royalty") on the consumable products sold by company. The Royalty shall be determined based upon the sales of products for which the Company has received payment, net of any returns and charge-backs.

(b)            The Royalty payment shall be in the amount 2% of sales of all gross sales.

(c)             The Company shall pay the Royalty in arrears quarterly, within 15 days after the end of each quarter, and shall provide an accounting of the Company's sales on a quarterly basis.

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(d)          The Royalty shall be paid until the earliest of the following: (i) upon repayment of this Note in full whether at Maturity or upon any earlier prepayment; (ii) upon any conversion of the Note and (iii) until the total sum of all Royalty payments made to the Holder equals two times the original principal amount of this Note (not including any accrued interest added thereto). Notwithstanding the forgoing, the Company shall remain liable for any outstanding Royalty payments due at the time of any of the preceding circumstances without regard to the occurrence of any of the preceding circumstances.

4.             Prepayment. This Note may be prepaid at any time or from time to time, in whole and not in part, with a pre-payment penalty equal to three times the principle amount, upon 10 days advance written notice to the Holder,

5.             Waiver of Presentment. The Company hereby waives presentment of this Note, protest, dishonor and notice of dishonor.

6.             Events of Default. Any one or more of the following shall constitute an "Event of Default" by the Company under the terms of this Note:

A.            If the Company fails to pay any payment, whether at maturity or otherwise, of principal and/or interest upon the due date thereof.

B.            if the Company defaults in the performance or observance of any of the covenants, conditions or agreements set forth in this Note.

C.            If the Company fails to make any Royalty payment or fails to deposit the appropriate amount of funds into the Escrow Account,

D.            Upon the occurrence of any of the following events: (1) the Company dissolves, (ii) any Change of Control. (as defined below), (iii) the termination of existence, suspension or discontinuance of business or ceasing to operate as going concern; (iv) the appointment of a receiver, trustee, custodian or similar official, for the Company; (v) the conveyance of any material portion of the assets of the Company to a trustee, mortgage or liquidating agent or an assignment for the for the benefit of creditors by the Company; or (vi) the commencement of any proceeding, whether federal or state, seeking the liquidation, reorganization or other relief in respect of the Company or its debts under any bankruptcy, insolvency, receivership or similar law, by or against the Company, which is not stayed, vacated or released within ninety days of commencement. For purposes of this Note, "Change of Control" shall mean (i) a merger or consolidation in which the Company's stockholders immediately prior to the transaction do not own, directly or indirectly, more than 50% of the capital stock of the surviving corporation; (ii) the acquisition of more than 50% of the Company's outstanding capital stock by a single person, entity or group or persons or entities acting in concert, or (iii) the sale or transfer of all or substantially all of the assets of the Company.

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7.            Conversion into Stock. At the option of the Holder, at end of the term, the principal amount of this Note and any accrued interest may be converted into fully-paid and nonassessable shares of common stock at the Conversion Price (as defined herein). The number of such shares of common stock that Holder shall be entitled to receive, and shall receive, upon such conversion shall be determined by dividing the aggregate amount of principal and interest under this Note being so converted by the Conversion Price (as defined herein). The Holder agrees to execute and deliver a form of Notice of Conversion. Upon receipt of any such Notice of Conversion, the election to convert shall be irrevocable and the date the Notice of Conversion was executed shall be the "Conversion Date".

(c)           Conversion Price. The "Conversion Price" shall equal one cent ($0.01) per share.

(d)          Stock Certificates. Upon conversion into common stock, the Company shall issue and deliver to Holder, or to Holder's nominee or nominees, a certificate or certificates representing the number of shares of common stock to which Holder shall be entitled as a result of conversion as provided herein.

(e)           Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Subsection 5(d), the following definitions shall apply:

(A)       "Original Issue Date" shall mean the date on which the first Note is first issued.

(B)       "Convertible Securities" shall mean any evidences of indebtedness, shares or ether securities directly or indirectly convertible into or exchangeable for Common Stock.

(C)       "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(d)(iii) below, deemed to be issued) by the Company after the Original Issue Date, and other than shares of Common Stock issued or issuable:

(1)   as a dividend or distribution on all shares of Common Stock;

(2)   by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause (1);

(3)   upon the exercise of options excluded from the definition of "Option" in Subsection 5(d)(i)(A); or

(4)   upon conversion of the Notes.

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(f)         "Rights to Acquire Common Stock" (or "Rights") shall mean all rights issued by the Company to acquire common stock whatever by exercise of a warrant, option or similar call or conversion of any existing instruments, in either ease for consideration fixed, in amount or by formula, as of the date of issuance.

(ii)   No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock issuable upon conversion of the Notes shall be made, by adjustment in the applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 5(d)(v)) below for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect on the date of, and immediately prior to; the issue of such additional shares, or (b) if prior to such issuance, the Company receives written notice from the holders of at least a majority of the then outstanding Notes (determined by principal amount) agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(iii)   Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or other Rights to Acquire Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights or, in the ease of Convertible Securities, the conversion or exchange of such Convertible Securities, Shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, Or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)  No further adjustment in the Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Rights or conversion or exchange of such Convertible Securities;

(B)  Upon the expiration or termination of any unexercised Option or Right, the Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or Right shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price; and

(C)  In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such Option, Right or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, Right or Convertible Security.

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(iv)  Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. If the Company shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5(d)(iii), but excluding shares issued as a dividend or distribution as provided in Subsection 5(f) or upon a stock split or combination as provided in Subsection. 5(e)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue to a price equal to the price at which such Additional Shares of Common Stock were issued and sold.

Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced i.f the amount of such reduction would be an amount less than $.50, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so earned forward, shall aggregate $.50 or more.

(v)    Determination of Consideration. For purposes of this Subsection 5(d), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(1)   insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(2)   insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3)   in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options, Rights and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5(d)(iii), relating to Options, Rights and Convertible Securities, shall be determined by dividing

(1)   the total amount, if any, received or receivable by the Company as consideration for the issue of such Options, Rights or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities, by

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(2)   the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(g)            Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(h)            Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original issue Date shall make or issue, a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying the Conversion Price by a fraction;

(i)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(ii)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(i)            Adjustments for Other Dividends and Distributions, In. the event the Company at any time or from time to time after the Original Issue Date shall make or issue a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Notes shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had their Notes been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such. securities receivable by them as aforesaid during such period given application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Notes.

(j)            Adjustment for Reclassification, Exchange., or Substitution. If the Common Stock issuable upon the conversion of the Notes shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets for below), then and in each such event the holder of each Notes shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon .such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into Which such Notes might have been converted immediately prior to such reorganization, reclassification, or change, all, subject to further adjustment as provided herein.

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7.                No Rights as Stockholder. This Note does not entitle Holder to voting rights or any other right as a shareholder of the Company before the conversion hereof.

8.                Loss, Theft or Destruction of Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft or destruction of this Note and of indemnity or security reasonably satisfactory to the Company, the Company shall make and deliver a new Note that shall carry the same rights to interest (unpaid and to accrue) carried by this Note, stating that such Note is issued in replacement of this Note, making reference to the original date of issuance of this Note (and any successor hereto) and dated as of such cancellation, in lieu of this Note.

9.                Severabilitv. Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

10.              Miscellaneous.

(a)              No Fractional Units or Scrip. No fractional shares or scrip representing fractional Units shall be issued upon the conversion of this Note. In lieu of any fractional shares to which Holder otherwise would be entitled, the Company shall make a cash payment equal to the Conversion Price multiplied by such fraction.

(b)              Issue Date. The provisions of this Note shall be construed and shall be given effect in all respects as if this Note had been issued and delivered by the Company on the earlier of the date hereof or the date of issuance of any Note for which this Note is issued in replacement. This Note shall be binding on any successor or assign of the Company.

(c)              Governing Law. This Note shall constitute a contract under the laws of the State of Nevada and for all purposes shall be construed in accordance with and governed by the laws of the State of Nevada, without regard to the conflicts of laws provisions thereof.

(d)              Compliance With Usury Laws. The Company and Holder intend to comply with all applicable usury laws. In fulfilling this intention, all agreements between the Company and Holder are expressly limited so that the amount of interest paid or agreed to be paid to Holder for the use, forbearance, or detention of money under this Note shall not exceed the maximum amount permissible under applicable law.

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If for any reason payment of any amount required under this Note shall be prohibited by law, then the obligation shall be reduced to the maximum allowable by law. If for any reason Holder receives as interest an amount that would exceed the highest lawful rate, then the amount which would constitute excessive interest shall be applied to the reduction of the principal of this Note and not to the payment of interest If any conflict arises between this provision and any provision of any other agreement between the Company and Holder, then this provision shall control.

(e)             Legal Representation. Holder agrees and represents that such party has been represented by such party's own legal counsel with regard to all aspects of this Note, or if such party is acting without legal counsel, that such party has had adequate opportunity and has been encouraged to seek the advice of such party's own legal counsel prior to the execution of this Agreement.

(f)             Jurisdiction. Any action whatsoever brought upon or relating to this Note shall be instituted and prosecuted in the state courts located in Orange County, California, or the federal district court therefore, and each party waives the right to change the venue. The parties hereto further consent to accept service of process in any such action or proceeding by certified mail, return receipt requested,

(g)            Restrictions. Holder acknowledges that all shares of common stock acquired upon the conversion of this Note shall be subject to restrictions on resale imposed by state and federal securities laws.

(h)            Assignment. Subject to restrictions on resale imposed by state and federal securities laws, Holder may assign this Note or any of the rights, interests or obligations hereunder, by operation of law or otherwise, in whole or in part, to any person or entity so long as such assignee agrees to be bound by the terms and conditions of the Agreement (including the representations and warranties of the purchasers therein). Effective upon any such assignment, the person or entity to whom such rights, interests and obligations are assigned shall have and exercise all of Holder's rights, interests and obligations hereunder as if such person or entity were the original Holder of this Note.

(i)              Security Agreement. The parties agree that this Note shall be secured by the Collateral, as defined in that certain Security Agreement of even date herewith.

(j)              Notices. Any notice, request or other communication required or permitted hereunder shall be given upon personal delivery, overnight courier or upon the fifth (P) day following mailing by registered mail (or certified first class mail if both the addresser and addressee are located in the United States), postage prepaid and addressed to the parties hereto as follows:

To the Company:	Odyssey Group International, Inc.

To Holder:	Vivakor, Inc,
2 Park Plaza, Suite 1200
Irvine, CA 92614

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REMAINDER OF PACE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, Odyssey Group International, Inc. has caused this Secured Convertible Promissory Note to be executed by its officer thereunto duly authorized.

The "Company":

ODYSSEY GROUP INTERNATIONAL, INC.,
a Nevada corporation

	By:	/s/ James Short
James Short, Chief Financial Officer

Accepted and Agreed to:

“Vivakor Inc.”

Matt Nicosia
Matt Nicosia, CEO

/s/ Matt Nicosia
Signature

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